Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Castle Biosciences, Inc.:

We consent to the use of our reports dated February 28, 2022, with respect to the consolidated financial statements of Castle Biosciences, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California
June 3, 2022